EXHIBIT 10.5
Uithoorn, 2nd of July 2018
Conc.: permanent contract of employment
Dear Mr. Moreno,
Referring to our recent discussions we are pleased to offer you employment with Quaker Sales Europe BV. in the position of Senior Director EMEA Metals.
The content of your function has been discussed with you in broad outline; herewith you have committed yourself to do all work that can reasonably be asked of you in the service of the employer.
Attached you will find the permanent contract of employment; we request you to sign and send it back to us by return.
We do hope that this employment shall be mutually satisfactorily and wish you a pleasant job.

E. ten Duis
Director Human Resources EMEA

Permanent contract of employment
The undersigned:
1.    Quaker Sales Europe BV, hereinafter to be called the “employer”
and
2.    M. Moreno born [***] residing [***], hereinafter to be called the “associate”
jointly to be called “parties”
declare to have entered into the following employment contract:
GENERAL PROVISIONS
Article 1 Function
Employer agrees to employ associate as Senior Director EMEA Metals. The activities of the associate are described in the job description attached hereto, which should be regarded as an integral part of this employment contract.
The place where or from where the employment will be carried out shall be Uithoorn.

Article 2 Date of commencement and duration
This employment contract shall commence on 1st of August 2018 and shall be entered into for an indefinite period of time.
We will respect your seniority, as of starting date Quaker Spain 8th May 2003.
The employment contract shall end in any case legally, without any cancellation being required on the last day of the calendar month in which associate reaches the pensionable age.
Article 3 Termination
Without prejudice to articles 678 and 679 of the Dutch Civil Code (“Burgerlijk Wetboek”) either party shall have the right to terminate the employment. The associate shall have three months prior written notice or that much longer as prescribed in article 672 of the Dutch Civil Code and for employer the multiple of this applies. Notice should be given In such a way that termination of the employment coincides with the end of a calendar month.
Article 4 Applicable definitions
The General Arrangement Terms of Employment (“ARAP” = “Algemene Regeling Arbeidsvoorwaarden Personeel Quaker Chemical BY”) shall apply to this employment contract. The associate hereby acknowledges that he/she has received a copy of the “ARAP” from the employer, has reviewed and understands the provisions contained therein and agrees to behave in accordance therewith.

In addition, other general company arrangements of Quaker Chemical BV shall apply to this employment contract. Associate shall be bound to changes to the provisions implemented by employer with due observance of those matters requiring consultation, including withdrawal of the provisions applying to Quaker Chemical BV.
PRIMARY TERMS OF EMPLOYMENT
Article 5 Working hours and activities
The working hours amount to 1.0 full-time equivalent (fte); resulting in an actual weekly working hours of 40 hours.
The working hours are from Monday through Friday, 8 hours a day, unless alternative working hours have been agreed to in writing with the associate, with a lunch break of 30 minutes.
Employer shall reserve the right to make changes in above working hours, with due observance of the legal stipulations and any required consultation.
Associate shall undertake to carry out all daily activities, commissioned by or on behalf of employer, to the best of his/her knowledge and ability, subject in the case of disablement (as to one’s own Job) to alternate activities deemed suitable by the company doctor. Associate shall also undertake to carry out activities at a different place and/or time (than usual) unless such cannot be reasonably required from Associate.
Article 6 Salary and holiday allowance
Associate shall receive a gross salary of €12.153,85 per month, without prejudice to legal or periodical raises. The salary shall be paid, after deduction of the legal/agreed deductions, per month.
The associate shall be entitled to a holiday allowance of 8.5% of the annual salary applicable at the moment of payment. Annual salary shall be understood to mean 12 times the monthly salary.
At commencement or termination of employment during any calendar year associate shall only be entitled to a part of this holiday allowance pro rated by the number of days that associate has been employed during such year.
Payment of this holiday allowance shall be made once a year in April.
Article 7 Holidays
Associate shall be entitled to a minimum number of 30 holidays per year, on the basis of the ARAP, in proportion to the duration of the employment during the calendar year and the extent of the agreed working hours. Associate can only schedule consecutive holidays after first making a timely request for such a holiday and after consultation with employer.
Article 8 Continuation of payment of wages and addition during illness
We refer to the relevant statements in the ARAP.

OTHER TERMS OF EMPLOYMENT/REMUNERATIONS AND PROVISIONS
Article 9 Payments and provisions related to the nature and extent of the job mentioned in Article 1
In case the function and/or the nature and extent of the function-performance is changed, employer reserves the right to change (including cancellation) any of the following functional-related payments and/or provisions.
a)    Global Annual Incentive Plan
You will be eligible to participate in the Global Annual Incentive Plan (GAIP). For 2018, your Global Annual Incentive Plan target percentage will be 30% and he maximum percentage will be 60%.
GAIP rewards are made at the company’s discretion and can be subject of change.
b)    Long Term Incentive Plan
Pending approval from the Quaker Chemical Corporation Compensation and Management Development Committee of the Board of Directors, you will be eligible to participate in Quaker’s Long Term Incentive Plan (LTIP) as a Level III participant in the 2018 - 2020 LTIP cycle, which is a mix of restricted stock/units, and cash (of which the cash portion can pay out between 0% and 200%). The total value, at a target level, is approximately $41,000.00 USD.
LTIP rewards are made at the company’s discretion and can be subject of change.
c)    Removal costs
Quaker will compensate the removal and transfer of your furniture and household goods to your new location in the Netherlands and necessary administrative costs in ration to your transfer (once), based on two to be provided quotes from moving companies.
d)    Housing
Quaker will provide and compensate for assistance in looking for houses, registration etc. This service will be provided by an external company.
Quaker will reimburse 50% of housing costs with a max. of €1.250 per month for a period of 3 years and 25% with a max. of €625 per month for a further 2 years (this compensation is based on a realistic monthly rent of €2.500 per month).
d)    30% ruling costs
Quaker will make a request to the Dutch tax authorities for the 30% ruling. In case of approval, you will be eligible under the conditions of the 30% ruling as applied by the Dutch tax authorities for an income tax advantage. If for any reason this tax ruling will change, the new legislation will apply.
e)    Tax
Quaker will compensate for yearly Tax declaration by PWC for the entire period employment.
f)    School fees
Quaker will compensate for reasonable school fees for international schooling for the entire period your children will go to the Primary School and High School.
g)    Lease car
Employer shall provide associate with a lease car in order to carry out the job mentioned in Article 1, use of which shall be governed by the employer’s car policy.

Associate shall hereto sign a Users Acknowledgement, attached hereto. Provision of a car shall be related to the job mentioned in Article 1 and shall be cancelled in case of change of job or when the conditions for payment, as described in the applicable arrangement, do not meet anymore.
Article 10 Health Insurance/ disability -and pension insurance
a.    Health Insurance
At commencement of employment, the associate will be offered the possibility to become a participant in a collective facilitated health insurance. In case of participation, the premium of this collective facilitated health insurance shall be fully reimbursed by the employer for yourself and your wife and children.
b.    Disability insurances
The additional “WAO” Insurance (“WAO-Excedent”) is a risk insurance, which gives supplements to the “AAW/WAO” payments up to 70% of the actual daily wages. In case the daily wages exceed the maximum “WAO” daily wages, Associate shall become a participant (i.e. insured party) in a so-called “Excedent” insurance. Premium shall be fully reimbursed by the employer.
c.    Pension insurance
Upon commencement of employment (or on ground of age at a later age at a later date}, the associate shall become a participant in the “Collective Pension Scheme”. Associate shall sign a declaration of receipt of the Pension Regulation (when in the Netherlands). The premium of the “Collective Pension Scheme” shall be fully reimbursed by the employer. The associate acknowledges that employer has informed Associate about the possibility of pension value transfer.
Article 11 Collective insurances
In accordance with the statements in the ARAP the following insurances shall apply to associates:
a.    24-hours collective accident/disability insurance (also during holiday period)
In case of death through accident, a capital payment of 3x the annual income shall be made (12x basic monthly salary + 8.5% holiday allowance + 10% bonus on 12x basic month salary). In case of permanent disability a certain percentage of the above payment shall be enjoyed as capital payment. Payments shall be made in accordance with the policy terms.
b.    Accident insurance Quaker Chemical Corporation (during business trips)
The associate shall receive in case of death through accident an amount of (salary $ 100,000 =. In case of permanent disability a certain percentage (depending on the percentage disability) of above payment shall be paid as capital payment. Payments shall be made in accordance with the statements of the policy.
c.    Travel (luggage) insurance
Luggage of associates on business trips shall be insured up to a maximum of EURO 2.269,=, split up in EURO 1.815,= (inclusive EURO 454,= for very valuable items such as cameras, jewellery, etc.) and EURO 454,= cash. Per occasion an own risk of EURO 45,= shall apply.

PROVISIONS TO PROTECT THE COMPANY’S INTERESTS
Article 12 Inventions
All improvements, modifications, formulations, processes, discoveries or inventions (“Inventions”), whether or not patentable, which were originated, conceived or developed by associate solely or jointly with others (a) during working hours or at the expense of employer or at employer’s premises or at a customer’s premises or (b) during associate’s employment with employer and which relate to (i) the business of employer or (ii) any research, products, processes, devices, or machines under actual or anticipated development or investigation by employer at that time shall be the sole property of employer (or its nominee). Associate shall promptly disclose to employer all Inventions that associate conceives or becomes aware of at any time during associate’s employment with employer and shall keep complete, accurate, and authentic notes, data and records of all Inventions and of all work done by associate solely or jointly with others, in the form directed by employer. Associate hereby transfers and assigns to employer (or its nominee) all of associate’s right, title, and interest in and to any and all inventions which may be conceived or developed by Associate while employed with employer. Associate shall assist employer at any time and at employer’s (or its nominee’s) expense in applying, obtaining, and enforcing any European, United States or other Foreign Letters Patent on any such Inventions and to take such other actions as may be necessary or desirable to protect employer’s (or its nominee’s) interests therein. Upon request, associate shall execute any and all applications, assignments, or other documents which employer deems necessary and desirable for such purposes. Associate has attached hereto a list of unpatented inventions that associate has made or conceived prior to employment with employer, and it is agreed that those inventions shall be excluded from the terms of this Agreement.
Article 13 Secrecy
The undersigned associate acknowledges that information concerning the method and conduct of the Company’s (and any affiliates’) business, including, without limitation, strategic and marketing plans, budgets, corporate practices and procedures, financial statements, customer and supplier information, formulae, formulation information, application technology, manufacturing information, and laboratory test methods and all of the Company’s (and any affiliates’) manuals, documents, notes, letters, records, and computer programs are the Company’s (and/or the Company’s affiliates, as the case may be) trade secrets (“Trade Secrets”) and are the sole and exclusive property of the Company (and/or the Company’s affiliates, as the case may be). Associate agrees that at no time during or following employment with Quaker will Associate use, divulge, or pass on, directly or through any other individual or entity, any Trade Secrets. Upon termination of Associate’s employment with the Company (and/or any affiliate), or at any other time upon the Company’s request, Associate agrees to forthwith surrender to the Company (and/or any affiliate, as the case may be) any and all materials in his possession. Trade Secrets do not include information that is in the public domain at no fault of the Associate.

Article 14 Properties of the company
All goods, including software, information stored on data carriers and written certificates and/or photocopies of such, tools and/or appliances which associate will see/work with, from or on behalf of employer during the employment contract, shall be and will remain the exclusive property of employer. The associate is therefore obliged, on first request of employer, but in any case at the termination of the employment, to again place these goods at employer’s disposal. Associate shall also be obliged to use these goods exclusively for the purpose for which the goods were made available.
Article 15 Activities for third parties
Associate shall be obliged to carry out paid activities solely and exclusively for employer. Without the written consent of employer, associate shall not be allowed to carry out a profession or occupation in whatever way and whatever form, either in his/her own name or via and/or in co-operation with other natural or legal persons, nor be in service with other natural or legal persons. In the prohibition shall also be included being a member of the supervisory board of other legal persons or paid Associate functions at associations or foundations.
Associate shall neither accept nor obtain any financial or other advantages from third parties, whether indirect, which could be considered to be in connection with his/her activities with or for employer.
PROVISIONS WITH RESPECT TO THE GOOD ORDER IN THE COMPANY
Article 16 Identification
This employment contract shall be entered under the reservation that associate shows a valid proof of identity (being a valid passport or identity card) and gives the employer the opportunity to make a photocopy of the passport/identity card. Associate shall furthermore be obliged to show an identity card on request. Associate vouches for the qualifications as stated by Associate at the start of the employment contract. Associate shall submit copies of diplomas/certificates to the employer.
FINAL PROVISIONS
Article 17 Concluding article
The collective labour agreements, as determined in the ARAP (“Algemene Regeling Arbeidsvoorwaarden Personeel = General Arrangement Terms of Employment), are applicable to you.
Dutch law shall apply to this employment contract and all obligations resulting from this agreement between both parties.
Associate finds attached with this contract, the following enclosures:
1.    Protocol: E-mail and Internet
2.    Job description
3.    European Car Policy

Associate declares to be familiar with the contents of above provisions and if associate is in agreement therewith, we request associate to return copies of following documents to the Human Resources Department:
1.    this contract, each page initialised by Associate
2.    the job description, signed by Associate
3.    copy of a valid passport / identity card
4.    Burger Service Nummer; when received in The Netherlands
5.    Bank- or giro-number; when received in The Netherlands
Drawn up and signed in duplicate in Uithoorn, 2nd of July 2018.

Yours sincerely, /s/ Eduard Ten Duis E. ten Duis Director Human Resources EMEA	For agreement: /s/ Miquel Moreno M. Moreno Date: 13-06-2018

CC: Salary administration

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